As filed with the Securities and Exchange Commission on May 21, 2019

Registration No. 333-______

 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MEREO BIOPHARMA GROUP PLC

(Exact Name of Registrant as specified in its charter)

United Kingdom		N/A
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)
4th Floor One Cavendish Place London W1G 0QF United Kingdom +44 33 3023 7300
(Address including zip code of Principal Executive Offices)

Mereo Biopharma Group plc 2019 Equity Incentive Plan Mereo Biopharma Group plc 2019 Non-Employee Equity Incentive Plan
(Full title of the plans)

Mereo US Holdings Inc. 251 Little Falls Drive Wilmington, DE 19808 Telephone No.: +1 302 636 5400 (Name, address and telephone number, including area code, of agent for service)

Copy to:
Leo Borchardt Veronica Wissel Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 +1 212 450 4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer	☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
	Emerging Growth Company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(4)	Amount of Registration Fee(5)
Ordinary shares, nominal value £0.003 per share(1)	4,321,062	$1.08	$4,666,747	$565.61

(1)	The ordinary shares, par value £0.003 per share (the “Ordinary Shares”) of Mereo Biopharma Group plc (the “Registrant”) registered hereunder may be represented by the Registrant’s American Depositary Shares (“ADSs”), with each ADS representing five Ordinary Shares. The Registrant’s ADSs issuable upon deposit of the ordinary shares have been registered under a separate registration statement on Form F-6 (333-223890).

(2)	Represents ordinary shares issuable pursuant to the Mereo Biopharma Group plc 2019 Equity Incentive Plan and the Mereo Biopharma Group plc 2019 Non-Employee Equity Incentive Plan (collectively, the “Plans”), which share a common Ordinary Share pool. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement is

(3)	deemed to cover an indeterminate number of additional Ordinary Shares that may be offered or issued pursuant to the Plans to prevent dilution resulting from any share dividend, share split or other similar transaction.

(4)	Computed solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act on the basis of 85.00 pence, the average high and low sale price of the Ordinary Shares of the Registrant on the Alternative Investment Market operated by the London Stock Exchange on May 20, 2019, converted into U.S. dollars at the noon buying rate of the Federal Reserve Bank of New York on May 17, 2019, of $1.2723 to £1.0000.

(5)	Rounded up to the nearest penny. Pursuant to Rule 457(p) under the Securities Act, the Registrant hereby offsets the registration fee for this registration statement on Form S-8 against the registration fee of $10,022.00 previously paid by the Registrant in connection with the Registrant’s registration statement on Form F-1 (File No. 333-223883), initially filed by the Registrant with the Securities and Exchange Commission on March 23, 2018 and withdrawn by the Registrant on February 21, 2019 before it had become effective and before any securities were sold thereunder. Accordingly, no filing fee is being paid at this time. After application of the registration fee due in connection with this registration statement on Form S-8, $9,456.39 remains available to the Registrant for future use.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement on Form S-8 (this “Registration Statement”) in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants in the Plans covered by this registration statement, as specified by Rule 428(b)(1) under the Securities Act. Such documents will not be filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a)(i) The Annual Report on Form 20-F for the year ended December 31, 2018, filed with the Commission on April 29, 2019.

(b) All reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s Form 20-F referred to in clause (a)(ii) above; and

(c) The description of the Registrant’s ordinary shares which is contained in the Registrant’s registration statement on Form 8-A, dated April 9, 2018 (Registration No. 001-38452), including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, including any Report of Foreign Private Issuer on Form 6-K submitted during such period (or portion thereof) that is identified in such form as being incorporated by reference into this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. The Registrant is not incorporating by reference any document or portion thereof, whether specifically listed above or to be filed in the future, that is not deemed “filed” with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Articles of Association of the Registrant provide that the Registrant may indemnify the directors and other officers of the Registrant in respect of any proceedings, whether civil or criminal, brought against them by reason of their being directors or officers of the Registrant and to the fullest extent permitted by the Companies Act 2006 of the United Kingdom (“CA 2006”).

Generally, under CA 2006, any provision by which the Registrant directly or indirectly provides an indemnity (to any extent) for a director of the Registrant or of an “associated company” (i.e., a company that is a parent, subsidiary or sister company of the Registrant) against any liability attaching to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he or she is a director is (subject to certain exceptions specified under CA 2006) void.

The Registrant has entered into a deed of indemnity with each of its directors, the form of which was filed as Exhibit 10.26 to the Registrant’s registration statement on Form F-4 (Registration No. 333-229351), as originally filed by the Registrant on January 25, 2019 and subsequently amended. Except as prohibited by applicable law, these deeds of indemnity may require the Registrant, among other things, to indemnify its directors for certain expenses, including attorneys’ fees, costs and expenses incurred by such directors with the prior written consent of the Registrant in any action or proceeding arising out of their service as a director of the Registrant, or one of its subsidiaries.

The Registrant maintains directors’ and officers’ insurance coverage, which, subject to policy terms and limitations, is expected to include coverage to reimburse the Registrant for amounts that it may be required or permitted by law to pay directors or officers of the Registrant.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits listed below in the “Exhibit Index” are filed as a part of, or incorporated by reference into, this Registration Statement.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)       To include any material information with respect to the Plans not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description
4.1	Articles of Association of the Registrant (incorporated herein by reference to the Registrant’s Registration Statement on Form F-4, filed with the Commission on January 25, 2019 (Registration No. 333-229351))
5.1*	Opinion of Davis Polk & Wardwell London LLP
23.1	Consent of Davis Polk & Wardwell London LLP (included in Exhibit 5.1)
23.2*	Consent of Ernst & Young LLP, independent registered public accounting firm
24.1	Power of Attorney (included in the signature page hereto)
99.1*	Mereo Biopharma Group plc 2019 Equity Incentive Plan, as amended on May 16, 2019
99.2	Mereo Biopharma Group plc 2019 Non-Employee Equity Incentive Plan, as amended on May 16, 2019 (included in Exhibit 99.1)

___________________

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, United Kingdom, on this 21st day of May, 2019.

Mereo BioPharma Group plc

By:	/s/ Denise Scots-Knight
Name:	Dr. Denise Scots-Knight
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Dr. Denise Scots-Knight and Richard Jones and each of them, individually, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities, in connection with this Registration Statement, including to sign in the name and on behalf of the undersigned, this Registration Statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the U.S. Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Denise Scots-Knight	Chief Executive Officer	May 21, 2019
Dr. Denise Scots-Knight	(Principal Executive Officer) and Director

/s/ Richard Jones	Chief Financial Officer	May 21, 2019
Richard Jones	(Principal Financial and Accounting Officer)

/s/ Peter Fellner	Chairman (non-executive) of the Board of Directors	May 21, 2019
Dr. Peter Fellner

/s/ Peter Bains	Non-executive Director	May 21, 2019
Peter Bains

/s/ Paul Blackburn	Non-executive Director	May 21, 2019
Paul Blackburn

/s/ Anders Ekblom	Non-executive Director	May 21, 2019
Dr. Anders Ekblom

/s/ Kunal Kashyap	Non-executive Director	May 21, 2019
Kunal Kashyap

/s/ Deepika R. Pakianathan	Non-executive Director	May 21, 2019
Deepika R. Pakianathan

/s/ Michael S. Wyzga	Non-executive Director	May 21, 2019
Michael S. Wyzga

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the undersigned, the duly authorized representative in the United States of Mereo BioPharma Group plc, on May 21, 2019.

Mereo US Holdings Inc.

By:	/s/ Denise Scots-Knight
	Name:	Dr. Denise Scots-Knight
	Title:	President